Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ENTERS INTO FOURTH AMENDMENT OF

AGREEMENT TO SELL TECO COAL

TAMPA, Fla. (April 20, 2015) — TECO Energy Inc. (NYSE:TE) today announced that on April 17, 2015 it entered into a fourth amendment of its agreement with Cambrian Coal Corp., a member of the Booth Energy group, to modify the terms of the Securities Purchase Agreement (SPA) dated as of Oct. 17, 2014, related to the sale of TECO Coal. This fourth amendment extends the closing date to June 5, 2015. The total sales price remains $140 million including future contingent consideration of $60 million if certain coal benchmark prices reach certain levels over the next five years. The $80 million cash base purchase price is subject to post-closing adjustments.

TECO Energy CEO John Ramil stated, “We remain committed to exiting the coal business in the most effective way. We continue to believe that working cooperatively with Cambrian and providing it with additional time to work with its lending group to obtain financing for the transaction is the preferred way to meet that commitment. We are well positioned to exit the business in many ways. The business is in discontinued operations, we have written it down appropriately to reflect the transaction value, and we have right-sized the operations for the current market conditions. We will report first quarter results on April 28, and we look forward to reporting on our utility businesses, with the expected good growth in our Florida operations and positive earnings contribution from New Mexico Gas.”

TECO Energy Inc. (NYSE: TE) is an energy-related holding company with regulated electric and gas utilities in Florida and New Mexico. Tampa Electric serves more than 700,000 customers in West Central Florida; Peoples Gas System serves more than 350,000 customers across Florida; and New Mexico Gas Co. serves more than 510,000 customers across New Mexico. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

Note: This press release may be deemed to contain forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions.

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Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: the ability of the purchaser of TECO Coal to obtain suitable financing, for other closing conditions to be satisfied or waived, and for TECO Energy to successfully close the sale transaction. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2014.

Contact:	News Media: Cherie Jacobs – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: www.tecoenergy.com

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